Pricing Agreement



Lehman Brothers Inc.
  As Representatives of the several
    Underwriters named in Schedule I hereto,
3 World Financial Center
12th Floor
New York, New York  10285


                                                 June 20, 1996

Dear Sirs:

    Diamond Shamrock, Inc. (the "Company") proposes, subject to the term and conditions stated herein and in the Underwriting Agreement Standard Provisions filed as an exhibit to the Company's registration statement on Form S-3 (No. 33-59451) (the "Underwriting Agreement"), to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Securities specified in Schedule II hereto (the "Designated Securities"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, provided that each representation and warranty with respect to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the and of Schedule II hereto.

    An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated
Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

    Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

    If the foregoing is in accordance with your understanding, please sign and return to us two counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwiters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement and Underwriters, the form of which shall be submitted to the Company for examination, upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

                             Very truly yours,

                             DIAMOND SHAMROCK, INC.



                             By: /s/ R. C. BECKER
                                     R. C. Becker
                                     Vice President and Treasurer

Accepted as of the date hereof:

LEHMAN BROTHERS INC.



By: /s/ ROBERT H. SWINDELL
        Robert H. Swindell

    On behalf of each of the underwriters

                                   SCHEDULE I


                                         Principal Amount of
                                       Designated Securities
                                                 to be
                                              Purchased
Underwriter

Lehman Brothers Inc.................        $ 25,000,000.00

Chase Securities Inc................        $ 25,000,000.00

Morgan Stanley & Co.................        $ 25,000,000.00

NationsBanc Capital Markets, Inc....        $ 25,000,000.00

Total...............................        $100,000,000.00

                              SCHEDULE II


Title of Designated Securities:

    7.65% Debentures due July 1, 2026

Aggregate principal amount:

    $100,000,000

Price to Public:

    99.845% of the principal amount of the Designated
    Securities, plus accrued interest from June 25, 1996 to the date of Delivery.

Purchase Price by Underwriters:

    99.195% of the principal amount of the Designated
    Securities, plus accrued interest from June 25, 1996 to the date of Delivery.

Specified funds for payment of purchase price:

    Same day funds

Indenture:

    Indenture, dated as of December 15, 1989, between the Company and The First National Bank of Chicago, as Trustee

Maturity:

    July 1, 2026

Interest Rate:

    7.65%

Interest Payment Dates:

    Each July 1 and January 1, commencing January 1, 1997

Redemption Provisions:

    The Designated Securities may not be redeemed prior to maturity.

Sinking Fund Provisions:

    No sinking fund provisions

Extendable Provisions:

    The Designated Securities will be repayable on July 1, 2006, at the option of the holders thereof, at 100% of their principal amount, together with accrued interest to July 1, 2006.

Time of Delivery:

    10 A.M., New York City time, June 25, 1996

Method of Delivery:

    Delivery of the Designated Securities will be made through the facilities of the Depository Trust Company.

Closing Location:

    Offices of Simpson Thacher & Bartlett, 425 Lexington Avenue,
    New York, New York  10017-3909

Name and addresses of Representatives:

    Designed Representative:      Lehman Brothers Inc.
    Address for Notices, etc.:    3 World Financial Center
                                  12th Floor
                                  New York, New York  10285






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